As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE GORMAN-RUPP COMPANY
(Exact name of Registrant as specified in its Charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-0253990 (I.R.S. Employer Identification No.)

305 Bowman Street, Mansfield, Ohio 44903
(Address of principal executive offices, including zip code)

THE GORMAN-RUPP COMPANY 401(k) PLAN
(Full Title of the Plan)

Robert E. Kirkendall, Senior Vice President and Chief Financial Officer
The Gorman-Rupp Company
305 Bowman Street, Mansfield Ohio 44903
(Name and address of Agent for Service)

(419) 755-1011
(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of class of		Proposed maxi-	Proposed maxi-
securities to be	Amount to be	mum offering price	mum aggregate	Amount of
registered	registered (1)	per share	offering price	registration fee

Common Shares, without par value*	300,000	$22.75 (2)	$6,825,000 (2)	$552.14

(1)	In accordance with Rule 416(a), the number of Common Shares being registered hereunder may be increased from time to time to that number of Common Shares resulting from a stock split, stock dividend or similar transaction applicable to the currently registered number of Common Shares. In addition, pursuant to Rule 416(c), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	The registration fee has been calculated, and the offering price estimated, in accordance with Rules 457(c) and (h) upon the basis of the average of the high and low sales prices of Common Shares as reported on the American Stock Exchange on May 27, 2003, which was $22.75 per Common Share.

*	It is not presently anticipated that either treasury shares or original issue shares of the Company will be issued under The Gorman-Rupp Company 401(k) Plan, and therefore no such shares are hereby registered. This number of shares represents the estimated maximum number of presently outstanding Common Shares that could be purchased under the Plan with the employee and Company contributions based upon the closing price of Common Shares of $22.82 on the American Stock Exchange on May 27, 2003.

     This Registration Statement shall become effective automatically upon filing pursuant to Rule 462.

The Exhibit Index is located at Page 8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously or concurrently filed by The Gorman-Rupp Company (the “Company”) or The Gorman-Rupp Company 401(k) Plan (the “Plan”) with the Securities and Exchange Commission are incorporated herein by reference: the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002; the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2001; all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s foregoing Annual Report; and the description of the Company’s Common Shares contained in the registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

     Under certain conditions, Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification of directors and officers of an Ohio corporation in defense of any civil, criminal, administrative or investigative proceeding.

     Article IV of the Company’s Regulations (incorporated by reference herein from Exhibits (3)(4) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000), which provides for indemnification in terms generally consistent with the statutory authority, is incorporated herein by reference.

     The Company has entered into an Indemnification Agreement (the “Agreement”) with each present Director and such officers of the Company and its subsidiaries as have been designated by the Board of Directors. The effect of the Agreement is to provide for mandatory indemnification of an officer or Director of the Company, or of an individual who serves at the request of the Company as an officer, director, trustee, employee or agent of another corporation or entity, if the individual meets certain standards of conduct required by the Agreement. The Agreement provides indemnification to an individual who was or is a party to any threatened, pending or completed action, suit or proceeding, including any action, suit or proceeding threatened or instituted by or in the right of the Company. The Agreement also contemplates indemnification in connection with administrative and investigative proceedings as well as criminal and civil actions, suits or proceedings.

     The Company also maintains insurance covering certain liability of the Directors and officers of the Company and its subsidiaries.

Item 8. Exhibits

4(a)	The Company’s Amended Articles of Incorporation, as amended (incorporated herein by this reference from Exhibits (3)(4) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000) (File No. 1-6747)

4(b)	The Company’s Regulations (incorporated herein by this reference from Exhibits (3)(4) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000) (File No. 1-6747)

4(c)	The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000), including Amendments Nos. 1, 2, 3 and 4 thereto

5	No original issuance securities are being registered hereunder, and, accordingly, no opinion of counsel is required. The Company has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

23	Consent of Ernst & Young LLP

24(a)	Certified Resolutions of the Company’s Board of Directors

24(b)	Power of Attorney of the Company

24(c)	Power of Attorney of Directors and Officers

Item 9. Undertakings

     A.     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     H.     The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 27th day of May, 2003.

THE GORMAN-RUPP COMPANY

By:	*DAVID P. EMMENS David P. Emmens, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*JEFFREY S. GORMAN Jeffrey S. Gorman	President, Principal Executive Officer and Director	May 27, 2003

*ROBERT E. KIRKENDALL Robert E. Kirkendall	Senior Vice President and Principal Financial and Accounting Officer	May 27, 2003

*JAMES C. GORMAN James C. Gorman	Director	May 27, 2003

*THOMAS E. HOAGLIN Thomas E. Hoaglin	Director	May 27, 2003

*CHRISTOPHER H. LAKE Christopher H. Lake	Director	May 27, 2003

*PETER B. LAKE Peter B. Lake	Director	May 27, 2003

*RICK R. TAYLOR Rick R. Taylor	Director	May 27, 2003

*W. WAYNE WALSTON W. Wayne Walston	Director	May 27, 2003

*JOHN A. WALTER John A. Walter	Director	May 27, 2003

     *The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the Registrant and by the above-named officers and Directors of the Registrant and filed with the Securities and Exchange Commission on behalf of such Registrant, officers and Directors.

May 27, 2003	By:	/s/ DAVID P. EMMENS David P. Emmens, Attorney-in-Fact

The Plan

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 27th day of May, 2003.

THE GORMAN-RUPP COMPANY 401(k) PLAN

By: The Gorman-Rupp Company, as Plan Administrator

By: /s/ JEFFREY S. GORMAN Jeffrey S. Gorman, Committee Member

By: /s/ ROBERT E. KIRKENDALL Robert E. Kirkendall, Committee Member

By: /s/ JUDITH L. SOVINE Judith L. Sovine, Committee Member

By: /s/ DAVID P. EMMENS David P. Emmens, Committee Member

EXHIBIT INDEX

Exhibit	Exhibit	Page
Number	Description	Number

4(a)	The Company’s Amended Articles of Incorporation, as amended (incorporated herein by this reference from Exhibits (3)(4) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000) (File No. 1-6747)	N/A

4(b)	The Company’s Regulations (incorporated herein by this reference from Exhibits (3)(4) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000) (File No. 1-6747)	N/A

4(c)	The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000), including Amendments Nos. 1, 2, 3 and 4 thereto	9

23	Consent of Ernst & Young LLP	110

24(a)	Certified Resolutions of the Company’s Board of Directors	111

24(b)	Power of Attorney of the Company	115

24(c)	Power of Attorney of Directors and Officers	116